Exhibit 16.1

Letter from PwC to the Securities and Exchange Commission dated December 13, 2006.

December 13, 2006

(PricewaterhouseCoopers LLP Letterhead)

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Watson Wyatt Worldwide, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Watson Wyatt Worldwide, Inc. dated December 7, 2006.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP